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Exhibit 99.1

Part D Management Services, LLC

Financial Statements

Years Ended December 31, 2007 and 2006 and the Period

from March 21, 2005 (inception) to December 31, 2005

Report of Independent Auditors

The Board of Managers of
Part D Management Services, LLC

        We have audited the accompanying balance sheets of Part D Management Services, LLC (the Company) as of December 31, 2007 and 2006, and the related statements of operations, members' equity, and cash flows for the years ended December 31, 2007 and 2006, and for the period from March 21, 2005 (inception) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Part D Management Services, LLC at December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, and for the period from March 21, 2005 (inception) through December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Certified Public Accountants
Orlando, Florida
March 17, 2008

Part D Management Services, LLC

Balance Sheets

	December 31
	2007	2006
	(In Thousands)
Assets
Cash and cash equivalents	$701	$7,237
Accounts receivable (due from affiliates) (Note 4)	5,925	9,880
Accounts receivable (due from others) (Note 4)	25	25
Prepaid expenses	—	86

Current assets	6,651	17,228
Fixed assets (net of accumulated depreciation of $244 in 2007 and $121 in 2006)	121	244

Total assets	$6,772	$17,472

Liabilities and members' equity
Liabilities:
Accrued liabilities (due to affiliates) (Note 5)	$892	$4,120
Accrued liabilities (due to others) (Note 5)	2,638	1,438

Current liabilities	3,530	5,558
Members' equity:
Equity, American Exchange	1,621	5,957
Equity, CVS Caremark	1,621	5,957

Total members' equity	3,242	11,914

Total liabilities and members' equity	$6,772	$17,472

See accompanying notes.

Part D Management Services, LLC

Statements of Operations

			Period From March 21, 2005 (Inception) to December 31, 2005
	Years Ended December 31
	2007	2006
	(In Thousands)
Revenues:
Per member per month revenue (Note 1)	$11,421	$9,514	$—
Risk management revenue (Note 1)	108,948	75,099	—
Rebate revenue (Note 1)	503	17,307	—
Interest income	395	408	—

Total revenues	121,267	102,328	—
Expenses:
Salaries and benefits	1,881	1,490	353
Printing and postage	2,689	5,042	4,118
Call center and telephone	1,267	1,849	1,502
Advertising, selling and promotional	1,249	669	320
Other expenses	853	904	1,667

Total expenses	7,939	9,954	7,960

Net income (loss)	$113,328	$92,374	$(7,960)

See accompanying notes.

Part D Management Services, LLC

Statements of Changes in Members' Equity

	Equity, American Exchange	Equity, Caremark	Total
	(In Thousands)
Balance at March 21, 2005 (inception)	$—	$—	$—
Net loss	(3,980)	(3,980)	(7,960)
Contributions	3,000	3,000	6,000

Balance at December 31, 2005	(980)	(980)	(1,960)
Net income	46,187	46,187	92,374
Contributions	1,250	1,250	2,500
Distributions	(40,500)	(40,500)	(81,000)

Balance at December 31, 2006	5,957	5,957	11,914
Net income	56,664	56,664	113,328
Distributions	(61,000)	(61,000)	(122,000)

Balance at December 31, 2007	$1,621	$1,621	$3,242

See accompanying notes.

Part D Management Services, LLC

Statements of Cash Flows

			Period From March 21, 2005 (Inception) to December 31, 2005
	Years Ended December 31
	2007	2006
	(In Thousands)
Operating activities
Net income (loss)	$113,328	$92,374	$(7,960)
Adjustments to reconcile net income (loss) to
net cash provided by (used in) operating activities:
Depreciation expense	123	121	—
Changes in operating assets and liabilities:
Prepaid expenses	86	1,143	(1,229)
Accounts receivable	3,955	(9,146)	(759)
Accrued expenses	(2,028)	1,114	4,444

Net cash provided by (used in) operating activities	115,464	85,606	(5,504)
Investing activity
Capital expenditures	—	—	(365)

Net cash used in investing activity	—	—	(365)
Financing activities
Cash proceeds from capital contributions	—	2,500	6,000
Distributions to members	(122,000)	(81,000)	—

Net cash (used in) provided by financing activities	(122,000)	(78,500)	6,000
Net (decrease) increase in cash and cash equivalents	(6,536)	7,106	131
Cash and cash equivalents, beginning of period	7,237	131	—

Cash and cash equivalents, end of period	$701	$7,237	$131

See accompanying notes.

Part D Management Services, LLC

Notes to Financial Statements

December 31, 2007 and 2006

1. Organization and Nature of Operations

Organization

        Part D Management Services, LLC (PDMS) is a Delaware limited liability company formed pursuant to an operating agreement (the Operating Agreement) between Universal American Corp. (UAC), a specialty health and life insurance holding company incorporated in the State of New York, and Caremark Rx LLC (formerly PharmaCare Management Services, Inc.), a wholly owned subsidiary of CVS Caremark Corp (Caremark). UAC and Caremark entered into the Operating Agreement pursuant to the March 21, 2005 execution of a Master Strategic Alliance Agreement (the Alliance Agreement) between Caremark and CHCS Services, Inc. (CHCS), a wholly owned subsidiary of Universal American Corp. (UAC). Per the Alliance Agreement, PDMS was formed to manage and oversee a strategic alliance between Caremark, CHCS, and certain subsidiaries of UAC. The participating UAC subsidiaries include American Progressive Life & Health Insurance Company of New York, Pennsylvania Life Insurance Company, and Marquette National Life Insurance Company (collectively, the UAC Insurance Companies). PDMS began operations on May 25, 2005.

        Caremark and UAC (the Members), through its wholly owned subsidiary, American Exchange Life Insurance Company (American Exchange), have a 50% membership interest in PDMS. Each year, PDMS is required to distribute to each member the excess cash received during the year over its operating capital in proportion to the member's membership interest in PDMS. The timing and amount of all other distributions are at the discretion of the Board of Managers. The Board of Managers consists of one manager appointed by UAC and one manager appointed by Caremark. The Members are not liable for the expenses, liabilities, or obligations of PDMS beyond the amount contributed to the capital of PDMS, except as provided for by the Delaware Limited Liability Company Act.

        The Alliance Agreement is effective through December 31, 2007, and thereafter automatically renews annually for successive Medicare Part D coverage years beginning on January 1, 2008, unless either UAC or Caremark deliver to the other party a notice of offer to purchase all of such other party's equity interest or dissolution is negotiated. On February 13, 2008, UAC and Caremark announced that the strategic alliance will end as of December 31, 2008, subject to regulatory approvals. Upon dissolving the strategic alliance, the economic interest of PDMS will be split equally between UAC and Caremark to match the 50% voting and ownership rights held by each entity.

Nature of Operations

        The UAC Insurance Companies and Caremark entered into the Alliance Agreement to develop, implement, and operate Medicare prescription drug plans that will offer private outpatient prescription drug benefit plans (Part D plans) to eligible Medicare beneficiaries under Part D of the Medicare program. The UAC Insurance Companies act as sponsors of Part D plans. Caremark operates as a third-party pharmacy benefits manager for the Part D plans. The UAC Insurance Companies pharmacy benefits costs are based on rates as contracted with Caremark. PDMS principally performs marketing and risk management services on behalf of the UAC Insurance Companies and Caremark, for which it receives fees and other remuneration (see Note 2).

Part D Management Services, LLC

Notes to Financial Statements (Continued)

December 31, 2007 and 2006

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

        Revenues are primarily comprised of per member per month revenue, risk management revenue, and rebate revenue.

        PDMS is remunerated at an agreed upon rate for the management and marketing services it provides. PDMS earns this rate for each month of enrollment of the UAC Insurance Companies' Part D plan enrolled members. The per member per month revenue is recognized in the period the management and marketing services have been performed.

        Per the Alliance Agreement, PDMS assumes risk related to the difference between the actual amounts paid to pharmacies for drugs dispensed to the UAC Insurance Companies' Part D enrollees and the contracted reimbursement rates established in pharmacy benefit management agreements between the UAC Insurance Companies and Caremark. These amounts are recorded as risk management revenue in the statements of operations in the period that the pharmacy benefit costs are incurred.

        In accordance with the Alliance Agreement, during the year ended December 31, 2006, PDMS received a portion of rebates paid to Caremark by pharmaceutical manufacturers in connection with an agreement with the pharmaceutical manufacturers for formulary placement specifically related to the Medicare Part D plans sponsored by the UAC Insurance Companies. These amounts are recorded as rebate revenue in the statements of operations in the period that the pharmacy benefit costs are incurred. PDMS records estimates of rebate revenue earned but not yet received as of each month end. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. During the year ended December 31, 2007, PDMS recorded $503,000 in rebate revenue related to pharmacy benefit costs incurred in the 2006 Part D plan year.

        For the Part D plan year ended December 31, 2007, CMS issued clarifying guidance which required that all rebate amounts related to pharmaceutical drug benefits be recorded by the appropriate plan sponsors and included in a risk corridor adjustment, which permits CMS and the plan sponsors to share the risk associated with the ultimate costs of the Part D benefit. As such, PDMS did not earn rebate revenue related to the 2007 Part D plan year.

Marketing Costs

        Marketing costs are expensed when the related marketing activities take place.

Part D Management Services, LLC

Notes to Financial Statements (Continued)

December 31, 2007 and 2006

2. Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and temporary investments with maturities of three months or less when purchased.

Accounts Receivable

        Accounts receivable are stated at estimated net collectible amounts.

Fair Value of Financial Instruments

        The fair value of financial instruments such as cash and cash equivalents, receivables, and payables approximate their carrying value due to the short-term nature of these instruments.

Prepaid Expenses

        Prepaid expenses are costs that relate to a specific future benefit period that are recorded as a prepaid asset and expensed over the related benefit period. Prepaid expenses at December 31, 2006 represent marketing materials held in inventory. No such inventory was on hand as of December 31, 2007.

Fixed Assets

        Fixed assets are carried at cost, less accumulated depreciation, and consist of computer hardware and software. Depreciation expense is computed using the straight-line method over the estimated useful lives, typically three years, of the underlying assets.

        Maintenance and repairs costs are charged to expense in the year incurred.

Employee Benefits

        All of the costs for salaries, payroll taxes, general liability insurance, workers' compensation insurance, health insurance, 401(k) plans, etc. are initially paid by Caremark or UAC to (or for) PDMS employees. Caremark and UAC then bill PDMS for any salary or benefit costs incurred on behalf of PDMS. Salary costs are billed to PDMS as actual costs incurred and benefit costs are billed as an allocation.

Income Taxes

        PDMS is not a taxable entity for federal income tax purposes. As such, it does not directly pay federal income taxes. PDMS's taxable income or loss is passed through to Caremark and UAC for federal income tax reporting.

Reclassifications

        Certain reclassifications were made to the 2005 and 2006 financial statements to conform to the classifications used in 2007. These reclassifications had no impact on net income or members' equity previously reported.

Part D Management Services, LLC

Notes to Financial Statements (Continued)

December 31, 2007 and 2006

3. Related-Party Transactions

        As described in Note 1, PDMS has entered into agreements with related parties to provide management, marketing, and risk management services. PDMS obtains the majority of its revenue through these agreements and services. See the statements of operations for specific amounts of revenue obtained from related parties. Amounts due to (from) related parties as of December 31, 2007 and 2006 are disclosed in Notes 4 and 5.

4. Accounts Receivable

        Accounts receivable, consisting primarily of amounts due from related parties, are as follows:

		December 31
Due From
	Description	2007	2006
		(In Thousands)
Caremark	Risk management services	$5,350	$3,117
Caremark	Rebates	—	6,217
UAC subsidiaries	Agent debit balances and other	575	546
Other	Other	25	25

		$5,950	$9,905

5. Accrued Liabilities

        Accrued liabilities, including amounts due to related parties, are as follows:

		December 31
Due To
	Description	2007	2006
		(In Thousands)
Various unrelated parties	Marketing costs	$2,638	$1,438
Caremark	Risk management services	—	3,472
Caremark and UAC subsidiaries	Allocated salaries, benefits, and other	892	648

		$3,530	$5,558

        At December 31, 2006, PDMS accrued a liability of $3,472,000 due to a reduction of risk management revenue related to one pharmacy provider for Part D claims. The matter was resolved and payment was made during the year ended December 31, 2007.

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Part D Management Services, LLC Financial Statements Years Ended December 31, 2007 and 2006 and the Period from March 21, 2005 (inception) to December 31, 2005
Contents
Report of Independent Auditors
Part D Management Services, LLC Balance Sheets
Part D Management Services, LLC Statements of Operations
Part D Management Services, LLC Statements of Changes in Members' Equity
Part D Management Services, LLC Statements of Cash Flows
Part D Management Services, LLC Notes to Financial Statements December 31, 2007 and 2006